As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CERUS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	68-0262011
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(925) 288-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Claes Glassell

President and Chief Executive Officer

Cerus Corporation

2411 Stanwell Drive

Concord, California 94520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Sawochka Hooper, Esq.

COOLEY GODWARD KRONISH LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

(650) 843-5000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-154842

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Preferred Share Purchase Rights(1)	(2)	(2)	(2)

(1)	Each share of the Registrant’s common stock registered under Registrant’s registration statement on Form S-3 (File No. 333-154842), declared effective by the Securities and Exchange Commission on December 17, 2008, if issued prior to the termination of the Registrant’s rights agreement, dated as of November 3, 1999, as amended, between the Registrant and the rights agent named therein, includes Series C junior participating preferred stock purchase rights (the “Rights”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s common stock, and have no value except as reflected in the market price of the shares of the Registrant’s common stock to which they are attached.
(2)	The Rights will be issued for no additional consideration and therefore, no additional registration fee is required.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and General Instruction IV.A. to Form S-3 solely to register the Series C junior participating preferred stock purchase rights (the “Rights”) attached to the shares of the Registrant’s common stock registered under Registrant’s registration statement on Form S-3 (File No. 333-154842), declared effective by the Securities and Exchange Commission on December 17, 2008 (the “Related Registration Statement”). Each share of the Registrant’s common stock registered under Related Registration Statement, if issued prior to the termination of the Registrant’s rights agreement, dated as of November 3, 1999, as amended, between the Registrant and the rights agent named therein, includes the Rights. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s common stock, and have no value except as reflected in the market price of the shares of the Registrant’s common stock to which they are attached.

In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV.A. to Form S-3, this registration statement incorporates by reference the contents of the Related Registration Statement, including all amendments, supplements and exhibits thereto, and all information incorporated by reference therein, other than the exhibits hereto. The required opinions and consents are listed on the Exhibit Index and are attached to and filed with this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of California, on August 10, 2009.

CERUS CORPORATION

By:	/s/ CLAES GLASSELL
Claes Glassell President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Name and Signature	Title	Date

	*	Chairman of Board of Directors	August 10, 2009
	B.J. CASSIN	and Director

	/s/ CLAES GLASSELL	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2009
CLAES GLASSELL

	/s/ KEVIN D. GREEN	Vice President, Finance and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2009
KEVIN D. GREEN

	*	Senior Vice President, Chief Medical Officer and Director	August 10, 2009
LAURENCE M. CORASH

	*	Director	August 10, 2009
BRUCE C. COZADD

	*	Director	August 10, 2009
TIMOTHY B. ANDERSON

	*	Director	August 10, 2009
WILLIAM R. ROHN

	*	Director	August 10, 2009
GAIL SCHULZE

*By:	/s/ CLAES GLASSELL
CLAES GLASSELL ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit Number	Description of the Document

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

24.1	Power of Attorney (1)

(1)	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-3 (File No. 333-154842), which was declared effective by the Securities and Exchange Commission on December 17, 2008, and incorporated by reference herein.